BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
October 17, 2019	News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Richard Baytosh Executive Vice President Investor Relations (336) 733-0732	ANALYSTS Aaron Reeves Senior Vice President Investor Relations (336) 733-2874	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports earnings of $735 million, or $0.95 per diluted share

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported earnings for the third quarter of 2019. Net income available to common shareholders was $735 million, down 6.8 percent, compared with the third quarter last year. Earnings per diluted common share were $0.95 for the third quarter of 2019, a decrease of 5.9 percent compared with the same period last year. Results for the third quarter produced an annualized return on average assets (ROA) of 1.41 percent, an annualized return on average common shareholders' equity (ROCE) of 10.04 percent, and an annualized return on tangible common shareholders' equity (ROTCE) of 16.03 percent.

Adjusted net income available to common shareholders was $832 million, or $1.07 per diluted share, excluding merger-related and restructuring charges of $34 million ($26 million after-tax), incremental operating expenses related to the merger of $52 million ($40 million after-tax) and an after-tax charge of $46 million related to the redemption of preferred stock, partially offset by the after-tax impact from the sale of residential mortgage loans of $15 million. Adjusted diluted earnings per common share increased $0.04 compared to the third quarter of 2018. Adjusted results produced an annualized ROA of 1.50 percent, an annualized ROCE of 11.36 percent and an annualized ROTCE of 18.07 percent.

"We are pleased to report strong results for the third quarter, with improved adjusted earnings driven by stronger revenues and lower credit costs," said Chairman and Chief Executive Officer Kelly S. King. "While average loans held for investment decreased 4.8 percent, this result was due to our strategic decision to sell approximately $4 billion in mortgage loans during the quarter. Excluding this sale, our company generated robust loan growth of 6.5 percent on an annualized basis compared with last quarter.

"In addition, we enjoyed 2.5 percent taxable-equivalent revenue growth compared with the third quarter last year led by strong results from our fee income-generating businesses, including insurance, mortgage banking and investment banking and brokerage, as well as a resilient net interest margin in this challenging rate environment. This was due in part to lower deposit costs, which peaked last quarter.

"We continue to make significant progress laying the groundwork for our exciting merger of equals with SunTrust," said King. "We are very pleased the shareholders of both companies strongly supported the merger at their respective meetings earlier this quarter. Importantly, we have named approximately 75 percent of leadership roles for the Truist organization, so we are well prepared as we look forward to closing the merger."

Third Quarter 2019 Performance Highlights

•	Earnings per diluted common share were $0.95

-	Adjusted diluted earnings per share were $1.07

-	ROA was 1.41 percent; adjusted ROA was 1.50 percent

-	ROCE was 10.04 percent; adjusted ROCE was 11.36 percent

-	ROTCE was 16.03 percent; adjusted ROTCE was 18.07 percent

•	Taxable-equivalent revenues were $3.0 billion, up $73 million from the third quarter of 2018

-	Noninterest income increased $64 million, up 5.2 percent

-	Insurance income increased $39 million, up 8.7 percent

-	Mortgage banking income increased $33 million, up 41.8 percent

-	Fee income ratio was 43.4 percent, compared to 42.3 percent

-	Net interest margin was 3.37 percent, down five basis points from the second quarter of 2019

•	Noninterest expense was $1.8 billion, up $98 million compared to the third quarter of 2018

-	Excluding merger-related and restructuring charges and incremental operating expenses related to the merger; adjusted noninterest expenses were up 1.7 percent

-	GAAP efficiency ratio was 61.3 percent, compared to 59.5 percent

-	Adjusted efficiency ratio was 57.1 percent, compared to 57.3 percent

•	Average loans and leases held for investment were $148.7 billion, down $1.8 billion, or 4.8 percent annualized compared to the second quarter of 2019

-	Adjusted for the sale of $4.3 billion of residential mortgage loans, average loans held for investment increased 6.5 percent annualized

-	Average commercial and industrial loans increased $1.2 billion, or 7.6 percent annualized

-	Average residential mortgage loans decreased $3.7 billion, or 45.2 percent annualized; adjusted for the sale average residential mortgage loans increased 7.4 percent annualized

-	Average indirect loans increased $483 million, or 10.7 percent annualized

•	Average deposits were up $2.1 billion, or 5.2 percent annualized, compared to the prior quarter

-	Average noninterest-bearing deposits decreased $180 million, or 1.4 percent annualized

-	Average noninterest-bearing deposits represent 32.4 percent of total deposits, compared to 32.9 percent in the prior quarter

-	Cost of average interest-bearing deposits was 0.99 percent, down three basis points

-	Cost of average total deposits was 0.67 percent, down one basis point

•	Asset quality remains excellent

-	Nonperforming assets were 0.22 percent of total assets; lower than levels in 2006

-	Loans 90 days or more past due and still accruing were 0.27 percent of loans held for investment, unchanged compared to the prior quarter

-	Net charge-offs were 0.41 percent of average loans and leases, up three basis points compared to the prior quarter

-	The allowance for loan loss coverage ratio was 3.52 times nonperforming loans and leases held for investment, versus 3.46 times in the prior quarter

-	The allowance for loan and lease losses was 1.05 percent of loans and leases held for investment, unchanged compared to the prior quarter

•	Capital levels remained strong across the board

-	Common equity tier 1 to risk-weighted assets was 10.6 percent

-	Tier 1 risk-based capital was 12.2 percent

-	Total capital was 14.7 percent

-	Leverage capital was 10.3 percent

EARNINGS HIGHLIGHTS				Change 3Q19 vs.
(dollars in millions, except per share data)	3Q19	2Q19	3Q18	2Q19	3Q18
Net income available to common shareholders	$735	$842	$789	$(107)	$(54)
Diluted earnings per common share	0.95	1.09	1.01	(0.14)	(0.06)

Net interest income - taxable equivalent	$1,723	$1,714	$1,714	$9	$9
Noninterest income	1,303	1,352	1,239	(49)	64
Total taxable-equivalent revenue	$3,026	$3,066	$2,953	$(40)	$73
Less taxable-equivalent adjustment	23	24	27
Total revenue	$3,003	$3,042	$2,926

Return on average assets	1.41%	1.55%	1.49%	(0.14)%	(0.08)%
Return on average risk-weighted assets	1.75	1.92	1.85	(0.17)	(0.10)
Return on average common shareholders' equity	10.04	11.98	11.69	(1.94)	(1.65)
Return on average tangible common shareholders' equity (1)	16.03	19.45	19.74	(3.42)	(3.71)
Net interest margin - taxable equivalent	3.37	3.42	3.47	(0.05)	(0.10)

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Third Quarter 2019 compared to Second Quarter 2019

Total taxable-equivalent revenues were $3.0 billion for the third quarter of 2019, a decrease of $40 million compared to the prior quarter, primarily driven by a decrease of $49 million in noninterest income.

The net interest margin was 3.37 percent for the third quarter, down five basis points compared to the prior quarter. Three basis points of the decrease was due to the residential mortgage loan sale and the reinvestment into securities during the current quarter. Average earning assets increased $2.6 billion, which primarily reflects a $2.8 billion increase in average securities and a $485 million increase in average total loans and leases. The increase in average total loans and leases was impacted by the sale of $4.3 billion of residential mortgage loans during the third quarter. Average other earning assets decreased $701 million due to lower average trading securities. Average interest-bearing liabilities increased $1.6 billion, driven by an increase of $2.3 billion in average interest-bearing deposits, partially offset by a decrease of $625 million in average long-term debt.

The yield on the total loan portfolio for the third quarter was 4.98 percent, down seven basis points compared to the prior quarter, primarily due to the impact on variable rate loans from the decrease in short-term rates. The yield on the average securities portfolio for the third quarter was 2.60 percent, down two basis points compared to the prior quarter.

The average cost of total deposits was 0.67 percent, down one basis point compared to the prior quarter. The average cost of interest-bearing deposits was 0.99 percent, down three basis points compared to the prior quarter. The average rate on long-term debt was 3.42 percent, up nine basis points compared to the prior quarter. The average rate on short-term borrowings was 2.55 percent, up 15 basis points compared to the prior quarter. The increases in rates on short-term borrowings and long-term debt were due to higher costs from hedging activities.

The provision for credit losses was $117 million, and net charge-offs were $153 million for the third quarter, compared to $172 million and $142 million, respectively, for the prior quarter. The decrease in the provision for credit losses was primarily due to the sale of residential mortgage loans and a decrease in the reserve for unfunded commitments.

Noninterest income was $1.3 billion, a decrease of $49 million compared to the prior quarter. Insurance income decreased $79 million primarily due to seasonality. Mortgage banking income was essentially flat compared to the prior quarter, as increases from production and servicing related revenues in the residential and commercial mortgage banking businesses of $24 million were offset by a decline of $25 million for the net valuation of mortgage services rights valuation adjustments in the prior quarter. Other income increased $35 million, primarily due to a $23 million increase in income related to assets for certain post-employment benefits, which is offset by higher personnel expense, and an increase from client derivatives.

Noninterest expense was $1.8 billion for the third quarter, up $89 million compared to the prior quarter. Noninterest expense includes $34 million of merger-related and restructuring charges primarily related to the merger of equals with SunTrust and $52 million of incremental operating expenses related to the merger. Excluding these items, noninterest expense was up $35 million.

Personnel expense increased $41 million compared to the prior quarter. Excluding an increase of $35 million in incremental operating expenses related to the merger, personnel expense increased $6 million. This includes a $23 million increase for certain post-employment benefits expense, which is offset by higher noninterest income. Production-based incentives expense and equity-based compensation decreased compared to the prior quarter. Professional services expense increased $16 million partially due to incremental operating expenses related to the merger. Other expense increased $20 million due to higher advertising and marketing expenses and other sundry items.

The provision for income taxes was $218 million for the third quarter, compared to $234 million for the prior quarter. The effective tax rate for the third quarter was 20.8 percent, compared to 20.9 percent for the prior quarter.

Third Quarter 2019 compared to Third Quarter 2018

Total taxable-equivalent revenues were $3.0 billion for the third quarter of 2019, an increase of $73 million compared to the earlier quarter, which reflects an increase of $9 million in taxable-equivalent net interest income and an increase of $64 million in noninterest income.

Net interest margin was 3.37 percent, down ten basis points compared to the earlier quarter. Average earning assets increased $7.2 billion. The increase in average earning assets reflects a $4.6 billion increase in average total loans and leases and a $2.6 billion increase in average securities. Average interest-bearing liabilities increased $7.1 billion compared to the earlier quarter. Average interest-bearing deposits increased $6.4 billion and average short-term borrowings increased $2.3 billion, while average long-term debt decreased $1.6 billion. The yield on the total loan portfolio for the third quarter of 2019 was 4.98 percent, up 15 basis points compared to the earlier quarter, reflecting the impact of rate increases. The yield on the average securities portfolio was 2.60 percent, up 13 basis points compared to the earlier period.

The average cost of total deposits was 0.67 percent, up 24 basis points compared to the earlier quarter. The average cost of interest-bearing deposits was 0.99 percent, up 33 basis points compared to the earlier quarter. The average rate on long-term debt was 3.42 percent, up 43 basis points compared to the earlier quarter. The average rate on short-term borrowings was 2.55 percent, up 61 basis points compared to the earlier quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $117 million, compared to $135 million for the earlier quarter. The decrease in the provision for credit losses was primarily due to the residential mortgage loan sale in the current quarter. Net charge-offs for the third quarter of 2019 totaled $153 million compared to $127 million in the earlier quarter.

Noninterest income for the third quarter of 2019 increased $64 million compared to the earlier quarter. Insurance income increased $39 million due to higher production. Mortgage banking income increased $33 million primarily due to higher production revenues from both residential and commercial mortgage banking businesses. Investment banking brokerage fees and commissions increased $14 million due to higher managed account fees and higher investment banking transaction revenues. Other income decreased $29 million primarily due to a decrease in income from SBIC private equity investments.

Noninterest expense for the third quarter of 2019 was up $98 million compared to the earlier quarter. Merger-related and restructuring charges increased $16 million, as the current quarter included charges in connection with the announced merger of equals with SunTrust, whereas the earlier quarter included charges associated with facilities optimization and the Regions Insurance acquisition. The current quarter also included $52 million of incremental operating expenses related to the merger. Excluding these charges, noninterest expense was up $30 million, or 1.7 percent compared to the earlier quarter.

Personnel expense increased $57 million compared to the earlier quarter. Excluding an increase of $39 million in incremental operating expenses related to the merger, personnel expense increased $18 million compared to the earlier quarter. The remaining increase in personnel expense was primarily due to an increase in production-based incentive expense. Professional services expense increased $14 million primarily due to incremental operating expenses related to the merger. Regulatory charges decreased $17 million, primarily the result of the deposit insurance fund reaching the targeted level. Other expense increased $35 million due to higher non-service related pension expense, higher operating charge-offs, higher advertising and marketing expenses and other sundry items.

The provision for income taxes was $218 million for the third quarter of 2019, compared to $210 million for the earlier quarter. This produced an effective tax rate for the third quarter of 2019 of 20.8 percent, compared to 20.0 percent for the earlier quarter.

LOANS AND LEASES
(dollars in millions)
Average balances	3Q19	2Q19	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$63,768	$62,563	$1,205	7.6%
CRE	20,767	20,748	19	0.4
Lease financing	2,260	2,122	138	25.8
Total commercial	86,795	85,433	1,362	6.3
Retail:
Residential mortgage	28,410	32,066	(3,656)	(45.2)
Direct	11,468	11,506	(38)	(1.3)
Indirect	18,362	17,879	483	10.7
Total retail	58,240	61,451	(3,211)	(20.7)
Revolving credit	3,218	3,151	67	8.4
PCI	411	432	(21)	(19.3)
Total loans and leases held for investment	$148,664	$150,467	$(1,803)	(4.8)

Average loans held for investment for the third quarter of 2019 were $148.7 billion, down $1.8 billion or 4.8 percent annualized compared to the second quarter of 2019. Excluding the sale of $4.3 billion of residential mortgages in the third quarter, average loans held for investment increased 6.5 percent annualized compared to the second quarter of 2019.

Average commercial and industrial loans increased $1.2 billion driven by strong growth in mortgage warehouse lending, premium finance, corporate banking and equipment finance.

Average residential mortgage loans held for investment decreased $3.7 billion primarily due to the sale of $4.3 billion of residential mortgage loans. Excluding the sale, average residential mortgage loans increased 7.4 percent annualized compared to the prior quarter.

Average indirect retail loans increased $483 million. The increase was across all categories of indirect lending. Growth was led by power sports, recreational and automobile lending.

DEPOSITS
(dollars in millions)
Average balances	3Q19	2Q19	Change	% Change
				(annualized)
Noninterest-bearing deposits	$52,500	$52,680	$(180)	(1.4)%
Interest checking	27,664	27,708	(44)	(0.6)
Money market and savings	64,920	63,394	1,526	9.6
Time deposits	16,643	15,730	913	23.0
Foreign office deposits - interest-bearing	265	379	(114)	(119.3)
Total deposits	$161,992	$159,891	$2,101	5.2

Average deposits for the third quarter were $162.0 billion, up $2.1 billion compared to the prior quarter. Average money market and savings deposits increased $1.5 billion and average time deposits increased $913 million primarily due to increases in commercial balances.

Noninterest-bearing deposits represented 32.4 percent of total average deposits for the third quarter, compared to 32.9 percent for the prior quarter and 34.4 percent for the same quarter a year ago. The cost of average total deposits was 0.67 percent for the third quarter, down one basis point compared to the prior quarter. The cost of average interest-bearing deposits was 0.99 percent for the third quarter, down three basis points compared to the prior quarter.

SEGMENT RESULTS				Change 3Q19 vs.
(dollars in millions)
Segment Net Income	3Q19	2Q19	3Q18	2Q19	3Q18
Community Banking Retail and Consumer Finance	$446	$445	$396	$1	$50
Community Banking Commercial	338	319	311	19	27
Financial Services and Commercial Finance	185	169	149	16	36
Insurance Holdings	61	111	43	(50)	18
Other, Treasury & Corporate	(202)	(159)	(60)	(43)	(142)
Total net income	$828	$885	$839	$(57)	$(11)

Third Quarter 2019 compared to Second Quarter 2019

Community Banking Retail and Consumer Finance ("CB-Retail")

CB-Retail serves retail clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB-Retail includes Dealer Retail Services, which originates loans on an indirect basis to consumers for the purchase of automobiles, boats and recreational vehicles. Additionally, CB-Retail includes specialty finance lending, small equipment leasing and other products for consumers. CB-Retail also includes Residential Mortgage Banking, which originates and purchases mortgage loans to either hold for investment or sell to third parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

CB-Retail net income was $446 million for the third quarter of 2019, a slight increase compared to the prior quarter. Segment net interest income increased $36 million primarily due to higher credit spreads on loans, higher loans held for sale balances and an additional day in the current quarter. Noninterest income decreased $15 million primarily due to decreases in mortgage banking income resulting from net residential mortgage servicing rights valuation adjustments in the prior quarter. The allocated provision for credit losses decreased $8 million primarily due to declines in average loan balances resulting from the residential mortgage portfolio sale, partially offset by increased incurred loss estimates in various retail portfolios and seasonally higher net charge-offs. Noninterest expense increased $27 million primarily due to incremental operating expenses related to the merger in the current quarter.

CB-Retail average loans and leases held for investment decreased $2.5 billion, or 14.5 percent on an annualized basis, compared to the prior quarter. The decrease was primarily driven by decreases in average residential mortgage loans of $3.7 billion due to the residential mortgage portfolio sale, partially offset by increases in average mortgage warehouse lending of $652 million and average indirect lending of $483 million.

CB-Retail average total deposits decreased $141 million, or 0.7 percent on an annualized basis, compared to the prior quarter. The decrease was primarily driven by declines in average interest checking of $425 million, or 11.5 percent annualized, partially offset by growth in time deposits of $186 million, or 6.6 percent annualized, noninterest-bearing deposits of $51 million, or 1.2 percent annualized, and money market and savings of $47 million, or 0.5 percent annualized.

Community Banking Commercial ("CB-Commercial")

CB-Commercial serves large, medium and small business clients by offering a variety of loan and deposit products and connecting clients to the combined organization's broad array of financial services. CB-Commercial includes CRE lending, commercial and industrial lending, corporate banking, asset-based lending, dealer inventory financing, tax-exempt financing, cash management and treasury services, and commercial deposit products.

CB-Commercial net income was $338 million for the third quarter of 2019, an increase of $19 million compared to the prior quarter. The allocated provision for credit losses decreased $27 million primarily due to decreased incurred loss estimates. Noninterest expense increased primarily due to higher allocated corporate expenses.

CB-Commercial average loans and leases held for investment decreased $109 million, or 0.8 percent on an annualized basis, compared to the prior quarter. Average commercial and industrial loans declined $165 million, or 2.0 percent annualized, while average commercial real estate loans increased $66 million, or 1.4 percent annualized.

Average total deposits increased $1.1 billion, or 7.1 percent on an annualized basis, compared to the prior quarter driven by increases in money market and savings of $762 million, or 18.8 percent annualized, and interest checking of $464 million, or 19.7 percent annualized.

Financial Services and Commercial Finance ("FS&CF")

FS&CF provides personal trust administration, estate planning, investment counseling, wealth management, asset management, corporate retirement services, capital markets and corporate banking services, specialty finance and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, the segment includes BB&T Securities, a full-service brokerage and investment banking firm, which offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds. The Corporate Banking Division originates and services large corporate relationships, syndicated lending relationships and client derivatives while the specialty finance products offered by FS&CF include equipment finance, tax-exempt financing for local governments and special-purpose entities, and full-service commercial mortgage banking lending.

FS&CF net income was $185 million for the third quarter of 2019, an increase of $16 million compared to the prior quarter. Noninterest income increased $22 million primarily due to higher commercial mortgage banking income due to higher production volumes, and client derivatives largely due to decreased valuation reserves and higher sales volumes. The allocated provision for credit losses decreased $11 million due to lower net charge-offs and decreased incurred loss estimates primarily attributable to the asset based lending portfolio. Noninterest expense increased $16 million primarily due to higher performance-based incentives, depreciation on property under operating leases and professional services in the current quarter.

FS&CF average loans and leases held for investment increased $569 million, or 7.6 percent on an annualized basis, compared to the prior quarter. The increase was primarily driven by growth in Equipment Finance of $320 million, or 38.1 percent annualized and Corporate Banking loans of $302 million, or 6.9 percent annualized.

FS&CF average total deposits increased $632 million, or 8.9 percent on an annualized basis, compared to the prior quarter primarily driven by growth in average total deposits for Corporate Banking of $408 million, or 20.8 percent annualized, and Wealth and Retirement Services of $371 million, or 8.9 percent annualized.

Insurance Holdings ("IH")

BB&T's insurance agency / brokerage network is the sixth largest in the world. IH provides property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH includes commercial and retail insurance premium finance.

IH net income was $61 million for the third quarter of 2019, a decrease of $50 million compared to the prior quarter. Noninterest income decreased $79 million primarily due to seasonality. Noninterest expense decreased $9 million primarily due to lower performance-based incentives in the current quarter, which was partially offset by an increase in incremental operating expenses related to the merger.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

OT&C generated a net loss of $202 million for the third quarter of 2019, compared to a net loss of $159 million for the prior quarter. Segment net interest income decreased $33 million primarily due to decreases in the net charge for funds provided to other operating segments from the prior quarter. Noninterest income increased $21 million primarily due to an increase in income related to certain post-employment benefits. The allocated provision for credit losses decreased $9 million primarily due to the provision for unfunded commitments. Noninterest expense increased $51 million primarily due to higher expense related to assets for certain post-employment benefits, higher merger-related charges and other sundry items. The benefit for income taxes increased primarily due to lower net income in the current quarter.

Third Quarter 2019 compared to Third Quarter 2018

Community Banking Retail and Consumer Finance

CB-Retail net income was $446 million for the third quarter of 2019, an increase of $50 million compared to the earlier quarter. Segment net interest income increased $56 million primarily due to average loan growth and higher funding spreads on deposits, partially offset by lower credit spreads on loans. Noninterest income increased $25 million primarily due to an increase in mortgage banking income primarily resulting from an increase in saleable lock volume and portfolio sales. The allocated provision for credit losses decreased $6 million primarily due to the impact of the residential mortgage portfolio sale in the current quarter, partially offset by higher net charge-offs and incurred loss estimates in the current quarter. Noninterest expense increased $24 million primarily due to higher allocated corporate expense.

Community Banking Commercial

CB-Commercial net income was $338 million for the third quarter of 2019, an increase of $27 million compared to the earlier quarter. Segment net interest income increased $17 million primarily driven by higher funding spreads, partially offset by lower credit spreads on loans and declines in average loans. Noninterest income increased compared to the earlier quarter primarily due to higher referral fees and service charges on deposits in the current quarter. The allocated provision for credit losses decreased primarily due to lower incurred loss estimates, partially offset by higher net charge-offs. Noninterest expense decreased primarily due to lower allocated corporate expenses, partially offset by lower credits for capitalized employee costs.

Financial Services and Commercial Finance

FS&CF net income was $185 million for the third quarter of 2019, an increase of $36 million compared to the earlier quarter. Segment net interest income increased $17 million primarily driven by average loan growth and higher funding spreads, partially offset by lower credit spreads on loans. Noninterest income increased $43 million primarily due to client derivatives, an increase in investment banking and brokerage fees and commissions related to an increase in managed account fees; and higher commercial mortgage banking income. Noninterest expense increased $15 million primarily due to higher performance-based incentives in the current quarter.

Insurance Holdings

IH net income was $61 million for the third quarter of 2019, an increase of $18 million compared to the earlier quarter. Noninterest income increased $39 million primarily due to higher production. Noninterest expense increased $19 million primarily due to commissions on higher production and incremental operating expenses related to the merger.

Other, Treasury & Corporate

OT&C generated a net loss of $202 million in the third quarter of 2019, compared to a net loss of $60 million in the earlier quarter. Segment net interest income decreased $82 million primarily due to increases in the net credit for funds provided to other operating segments and rates on long-term debt. Noninterest income decreased $49 million primarily due to a decrease in income from SBIC private equity investments and income related to assets for certain post-employment benefits. The allocated provision for credit losses decreased $5 million primarily due to the provision for unfunded commitments. Noninterest expense increased $43 million primarily due to higher merger-related charges and other sundry items. The benefit for income taxes increased $27 million primarily due to a higher pre-tax loss, partially offset by a higher tax benefit from discrete items in the earlier quarter.

CAPITAL RATIOS	3Q19	2Q19	1Q19	4Q18	3Q18
Risk-based:	(preliminary)
Common equity Tier 1	10.6%	10.4%	10.3%	10.2%	10.2%
Tier 1	12.2	12.0	12.0	11.8	11.9
Total	14.7	14.2	14.2	13.8	13.9
Leverage	10.3	10.2	10.1	9.9	10.0

Capital levels remained strong at September 30, 2019. BB&T declared common dividends of $0.450 per share during the third quarter of 2019, this represents an 11.1 percent increase compared to the prior quarter. The dividend and total payout ratios for the third quarter of 2019 were 46.9 percent. As previously communicated, BB&T has suspended its share repurchase program until after the completion of the merger of equals.

BB&T issued $1.7 billion of preferred stock during the quarter and redeemed a similar amount from two higher-cost issuances. In connection with the redemptions, net income available to common shareholders was reduced by $46 million to recognize the difference in the redemption price and the carrying value.

BB&T's average modified liquidity coverage ratio was approximately 139 percent for the three months ended September 30, 2019, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 18.2 percent at September 30, 2019.

ASSET QUALITY
(dollars in millions)	3Q19	2Q19	1Q19	4Q18	3Q18
Total nonperforming assets	$509	$523	$584	$585	$601
Total performing TDRs	1,057	1,070	1,130	1,119	1,090
Total loans 90 days past due and still accruing	403	407	431	462	431
Total loans 30-89 days past due	992	1,016	948	1,044	1,075
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.30%	0.30%	0.35%	0.35%	0.37%
Nonperforming assets as a percentage of total assets	0.22	0.23	0.26	0.26	0.27
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.05	1.05	1.05	1.05	1.05
Net charge-offs as a percentage of average loans and leases, annualized	0.41	0.38	0.40	0.38	0.35
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.59x	2.80x	2.62x	2.76x	3.05x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.52x	3.46x	2.97x	2.99x	2.86x

Nonperforming assets totaled $509 million at September 30, 2019, down $14 million compared to June 30, 2019. Nonperforming loans and leases represented 0.30 percent of loans and leases held for investment, unchanged compared to June 30, 2019.

Performing TDRs were down $13 million during the third quarter primarily in commercial and industrial loans and residential mortgage loans, which was partially offset by an increase in indirect loans.

Loans 90 days or more past due and still accruing totaled $403 million at September 30, 2019, down slightly compared to the prior quarter. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.27 percent at September 30, 2019, unchanged compared to the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04 percent at September 30, 2019, also unchanged from the prior quarter.

Loans 30-89 days past due and still accruing totaled $992 million at September 30, 2019, down $24 million compared to the prior quarter, primarily due to a decline in residential mortgage loans, which was partially offset by an expected seasonal increase in indirect automobile lending.

Net charge-offs during the third quarter totaled $153 million, up $11 million compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.41 percent, up three basis points compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.6 billion, down $22 million compared to the prior quarter. The decrease in the allowance for loan and lease losses was primarily due to the sale of residential mortgage loans during the third quarter. As of September 30, 2019, the total allowance for loan and lease losses was 1.05 percent of loans and leases held for investment, unchanged compared to June 30, 2019.

The allowance for loan and lease losses was 3.52 times nonperforming loans and leases held for investment, compared to 3.46 times at June 30, 2019. At September 30, 2019, the allowance for loan and lease losses was 2.59 times annualized net charge-offs, compared to 2.80 times at June 30, 2019.

Earnings Presentation and Quarterly Performance Summary

To listen to BB&T's live third quarter 2019 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 892418. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 6759252).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's Third Quarter 2019 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at https://bbt.investorroom.com/quarterly-earnings.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $236.8 billion in assets and market capitalization of approximately $40.9 billion as of September 30, 2019. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,700 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.
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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

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The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

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Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The interest income and average balances for PCI loans are excluded in their entirety as the accounting for these loans can result in significant and unusual trends in yields. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn are excluded to approximate their yields at the pre-acquisition rates. BB&T's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of BB&T's earning assets.

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The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges, selected items and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. BB&T's management uses these measures in their analysis of the Corporation's performance. BB&T's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to BB&T's Third Quarter 2019 Earnings Presentation, which is available at https://bbt.investorroom.com/quarterly-earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could" and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2018 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

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risks, uncertainties and other factors relating to the merger of SunTrust with and into BB&T, including the ability to obtain regulatory approvals and meet other closing conditions to the merger, and delay in closing the merger;

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general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit and/or asset growth, and a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

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disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the economic instability and recessionary conditions in Europe;

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changes in the interest rate environment, including interest rate changes made by the Federal Reserve, the discontinuation of LIBOR as an interest rate benchmark, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans and deposits as well as the value of other financial assets and liabilities;

●	competitive pressures among depository and other financial institutions may increase significantly;
●	legislative, regulatory or accounting changes may adversely affect the businesses in which BB&T is engaged;
●	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
●	a reduction may occur in BB&T's credit ratings;
●	adverse changes may occur in the securities markets;
●	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
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cyber security risks could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

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higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T;

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natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

●	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;
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failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

●	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;
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unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

●	risks resulting from the extensive use of models;
●	risk management measures may not be fully effective;
●	fraud or misconduct by internal or external parties, which BB&T may not be able to prevent, detect or mitigate;
●	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations; and
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widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.